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                                                                    EXHIBIT 11.1

FRESH CHOICE INC.
COMPUTATION OF NET INCOME PER COMMON AND EQUIVALENT SHARE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                        Fiscal Year Ended
                         --------------------------------------------------
                          December 29,      December 31,      December 25,
                                  1996              1995              1994
                         --------------    --------------    --------------
   Net income (loss)           ($2,001)         ($27,796)           $3,198
                         ==============    ==============    ==============

   Weighted average
   common shares                 5,625             5,504             5,446
   outstanding

   Common share
   equivalents related
   to stock options (1)             --                --                98
                         --------------    --------------    --------------

   Shares used in
   computation                   5,625             5,504             5,544
                         ==============    ==============    ==============

   Net income (loss)
   per common and
   equivalent share             ($0.36)           ($5.05)            $0.58
                         ==============    ==============    ==============

(1) Common share equivalents relating to stock options, warrants and convertible preferred sh have been excluded from the computations for 1996 and 1995 as they would be anti-dilutive.


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